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                                                                     Exhibit 5.1




                                  September 24, 1997


Western Investment Real Estate Trust
3450 California Street
San Francisco, California 94118


         Re:  Western Investment Real Estate Trust
              Registration Statement on Form S-3
              (FILE NO. 333-32721)

Gentlemen:

         We are acting as counsel to Western Investment Real Estate Trust, a California real estate investment trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended, of $25,000,000 of Senior Notes due 2006, $25,000,000 of Senior Notes due 2008 and $25,000,000 of Senior Notes due 2010 (the "Notes"), to be offered by PaineWebber Incorporated (the "Underwriter") pursuant to that certain Underwriting Agreement to be entered into between the Trust and PaineWebber Incorporated (the "Underwriting Agreement"). In this regard, we have participated in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") including the Prospectus therein and the Prospectus Supplement (the "Prospectus Supplement") which the Trust proposes to file with the Securities and Exchange Commission (the "SEC").

         We have reviewed the Amended and Restated Declaration of Trust (as certified by the Secretary of the Trust), and the Trust proceedings with respect to the registration, sale and issuance of the Notes as described in the minutes of the Trust (as certified by the Secretary of the Trust). Based on this review, we are of the opinion that the Notes have been duly authorized and, when issued to and paid for by the Underwriter in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable, and will be binding obligations of the Trust.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus and Prospectus Supplement included therein.


                        Very truly yours,

                        STEINHART & FALCONER LLP


                        /s/ Steinhart & Falconer LLP